EXHIBIT 11

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
------------------------------------------------------------------------------------------------------------------

                                                                                     NINE ENDED
                                                                                      MARCH 31,
                                                                    ----------------------------------------------
                                                                            1999                    1998
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,824,844               4,806,002
                                                                    ======================  ======================

SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,824,844               4,806,002

Net effect of stock options based on the treasury stock
  method using the average market price during the period                         169,093                  22,780
                                                                    ----------------------  ----------------------

     Total weighted average common and common equivalent
        shares outstanding                                                      4,993,937               4,828,782
                                                                    ======================  ======================

                                      16